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                                                                  Exhibit 99


November 12, 2003

COMPANY PRESS RELEASE

SIBONEY CORPORATION ANNOUNCES RESULTS FOR THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2003

St. Louis - (Business Wire) - November 12, 2003 - Siboney Corporation (OTC
BB: SBON) announced today results of operations for the third quarter and nine-month period ended September 30, 2003.

Revenues for the third quarter ended September 30, 2003 were $1,548,553, a decrease of $367,088 or 19% compared to $1,915,641 in the third quarter of 2002. Net loss for the quarter was $274,604 compared to net income of $72,688 reported for the third quarter of 2002, representing a decrease of $347,292.

For the nine months ended September 30, 2003, the Company reported that revenues were $6,413,910, a decrease of $443,552 or 6.5% compared to $6,857,462 reported for the first nine months of 2002. Net income for the nine-month period was $276,437, a decrease of $332,390 or 55% from net income of $608,827 reported for the first nine months of 2002.

Bodie Marx, President, commented: "The well-documented slow down in school funding certainly had an impact on our business. We continue to invest in our product development, sales and marketing programs because we believe that our Orchard for Your State comprehensive educational software product for schools is a very competitive solution for schools facing the current and imminent demands for accountability set forth in the No Child Left Behind Act."

Contact: Bodie Marx, 314-909-1670 ext. 110

Any forward-looking statement is necessarily subject to significant uncertainties and risks. The words "believes", "anticipates", "intends", "expects" and similar expressions are intended to identify forward-looking statements. Actual results could be materially different. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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
SIBONEY CORPORATION

FINANCIAL HIGHLIGHTS
                                                         THREE MONTHS ENDED                         NINE MONTHS ENDED

                                            SEPTEMBER 30, 2003    SEPTEMBER 30, 2002   SEPTEMBER 30, 2003    SEPTEMBER 30, 2002

Revenues                                           $ 1,548,553           $ 1,915,641          $ 6,413,910           $ 6,857,462

Cost of Product Sales                              $   461,819           $   464,728          $ 1,469,785           $ 1,531,426

Selling, General &
  Administrative Expenses                          $ 1,533,845           $ 1,373,152          $ 4,476,625           $ 4,314,050

Income (Loss) from Operations                      $  (447,111)          $    77,761          $   467,500           $ 1,011,986

Income Tax Benefit (Expense)                       $   172,000           $     5,100          $  (178,000)          $  (365,900)

Net Income (Loss)                                  $  (274,604)          $    72,688          $   276,437           $   608,827

Earnings (Loss) per Common Share -
  Basic                                            $     (0.02)          $      0.00          $      0.02           $      0.04

Earnings (Loss) per Common Share -
  Diluted                                          $     (0.02)          $      0.00          $      0.02           $      0.03

Weighted Average Number of
 Common Shares Outstanding - Basic                  17,591,080            16,792,139           17,259,902            16,781,251

Weighted Average Number of
  Common Shares Outstanding - Diluted               18,076,311            17,401,030           17,827,817            17,500,454

Total Assets                                       $ 4,826,480           $ 5,954,766          $ 4,826,480           $ 5,954,766